==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 3)*

                Information to be included in statements filed
                    pursuant to Rule 13d-1(b) and (c), and
                       (d) and amendments thereto filed
                           pursuant to Rule 13d-2(b)


                           KOS PHARMACEUTICALS, INC.
                           -------------------------
                                (Name of Issuer)

                          Common Stock, par value $.01
                          ----------------------------
                         (Title of Class of Securities)

                                   500648100
                                   ---------
                                 (CUSIP Number)

                                      N/A
                                      ---
           (Date of Event Which Requires a Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

===============================================================================

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      KOS HOLDINGS, INC.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          NONE
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             7,610,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          NONE
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,610,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,610,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      37.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      CO
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      KOS INVESTMENTS, INC.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          NONE
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             8,570,069
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          NONE
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          8,570,069
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,570,069
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      41.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      CO
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      MICHAEL JAHARIS
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          11,409,150
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             8,922,941
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          11,409,150
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          8,922,941
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      20,332,091
-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      64.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      IN
------------------------------------------------------------------------------

Item 1.
         (a)    Name of Issuer:

                Kos Pharmaceuticals, Inc.

         (b)    Address of Issuer's Principal Executive Offices:

                1001 Brickell Bay Drive, Suite 2502
                Miami, FL  33131

Item 2.
         (a)    Name of Persons Filing:

                Kos Holdings, Inc., Kos Investments, Inc. and Michael Jaharis

         (b)    Address of Principal Business Office or if None, Residence:

                For the corporations and Mr. Jaharis:
                c/o Steven K. Aronoff, P.C.
                475 Park Avenue South
                23rd Floor
                New York, NY  10016

         (c)    Citizenship:

                Delaware for Kos Holdings, Inc. and Kos Investments, Inc., USA for Michael Jaharis

         (d)    Title of Class of Securities:

                Common Stock, par value $.01

         (e)    Cusip Number:

                500648100

Item 3.

         N/A

Item 4.  Ownership

         (1)(a) Amount Beneficially Owned by Kos Holdings, Inc.:  7,610,000

         (1)(b) Percent of Class:                                     37.1%

         (1)(c) Number of shares as to which such person has:

                (i)   Sole power to vote or to direct the vote:
                      None

                (ii)  Shared power to vote or to direct the vote:
                      7,610,000

                (iii) Sole power to dispose or to direct the disposition of:
                      None

                (iv)  Shared power to dispose or to direct the disposition of:
                      7,610,000

         (2)(a) Amount Beneficially Owned by Kos Investments, Inc.:  8,570,069

         (2)(b) Percent of Class:                                        41.8%

         (2)(c) Number of shares as to which such person has:

                (i)   Sole power to vote or to direct the vote:
                      None

                (ii)  Shared power to vote or to direct the vote:
                      8,570,069

                (iii) Sole power to dispose or to direct the disposition of:
                      None

                (iv)  Shared power to dispose or to direct the disposition of:
                      8,570,069

         (3)(a) Amount Beneficially Owned by Michael Jaharis:  20,332,091

         (3)(b) Percent of Class:                                   64.4%

         (3)(c) Number of shares as to which such person has:

                (i)   Sole power to vote or to direct the vote:
                      11,409,150

                (ii)  Shared power to vote or to direct the vote:
                      8,922,941

                (iii) Sole power to dispose or to direct the disposition of:
                      11,409,150

                (iv)  Shared power to dispose or to direct the disposition of:
                      8,922,941

Item 5.  Ownership of Five Percent or Less of a Class

              N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person

              None

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on by the
         Parent Holding Company

              N/A

Item 8.  Identification and Classification of Members of the Group

              Kos Holdings, Inc.
              Kos Investments, Inc.
              Michael Jaharis

Item 9.  Notice of Dissolution of Group

              N/A

Item. 10 Certification

              N/A

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2002

                              KOS HOLDINGS, INC.

                              By: /s/ Kathryn Jaharis Ledes
                                  ----------------------------------------
                                  Kathryn Jaharis Ledes, President

                              KOS INVESTMENTS, INC.

                              By: /s/ Kathryn Jaharis Ledes
                                  ----------------------------------------
                                  Kathryn Jaharis Ledes, President



                              /s/ Michael Jaharis
                              --------------------------------------------
                              Michael Jaharis

                                    EXHIBITS

Exhibit A  Joint Filing Agreement

                                   Exhibit A

                             Joint Filing Agreement

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13G. This Joint Filing Agreement shall be included as an exhibit to such joint filing. In evidence thereof, each of the undersigned, being duly authorized, hereby execute this Agreement this 13th day of February, 2002.

                              KOS HOLDINGS, INC.

                              By: /s/ Kathryn Jaharis Ledes
                                  ----------------------------------------
                                  Kathryn Jaharis Ledes, President

                              KOS INVESTMENTS, INC.

                              By: /s/ Kathryn Jaharis Ledes
                                  ----------------------------------------
                                  Kathryn Jaharis Ledes, President



                              /s/ Michael Jaharis
                              --------------------------------------------
                              Michael Jaharis

                                       10